Exhibit 10.15
Pages where confidential treatment has been requested are stamped ‘Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission,’ and the confidential section has been marked as follows: [***].
LINE LICENSE AGREEMENT
Between
Ceres, Inc.
and
The Texas A&M University System
     This agreement (“Agreement”) is made and entered into by and between Ceres, Inc., a corporation with principal offices in Thousand Oaks, California, (“LICENSEE”) and The Texas A&M University System with principal offices in College Station, Texas, (“SYSTEM”), an agency of the State of Texas, collectively referred to as “Parties” and individually as “Party.”
W I T N E S S E T H :
     WHEREAS, SYSTEM, through The Texas Agricultural Experiment Station (a member of SYSTEM, and now known as Texas AgriLife Research) (“AGRILIFE”), and LICENSEE have entered into a Sponsored Research Agreement dated August 29, 2007 (the “SRA”) as well as an associated Intellectual Property Rights Agreement dated August 29, 2007 (“IPRA”);
     WHEREAS, a LINE (as defined hereinafter) has been created by SYSTEM and used by LICENSEE pursuant to the SRA;
     WHEREAS, the LINE contains an ALLELE conferring photoperiod sensitivity, generally referred to as Ma5/Ma6;
     WHEREAS, SYSTEM desires that the LINE be commercialized for the public benefit and welfare;
     WHEREAS, SYSTEM has provided the LINE to LICENSEE and LICENSEE has created the EXISTING HYBRIDS (as defined hereinafter);
     WHEREAS, the Parties are discussing a “portfolio license agreement” intended to cover sorghum lines created pursuant to the SRA and certain sorghum lines provided under Material Transfer and Evaluation Agreements by SYSTEM to LICENSEE, and the Parties intend to include the LINE in such agreement when it is finalized, executed by the Parties and in effect;
     WHEREAS, the EXISTING HYBRIDS are ready to be commercialized and this Agreement is intended to cover the interim period until the aforementioned “portfolio license agreement” is in effect;
     WHEREAS, LICENSEE has represented that it has certain marketing, engineering and financial capabilities, and that it shall commit itself to a thorough and diligent program of development and commercialization of the LINE and derived HYBRIDS for public benefit; and
     WHEREAS, SYSTEM is willing to grant to LICENSEE, and LICENSEE is willing to accept, a license to use the LINE, upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:
ARTICLE I — DEFINITIONS
1.01	“LINE” shall mean the sorghum line designated as R07007, which was created by SYSTEM prior to the conduct of the SRA, and in which SYSTEM has ownership rights, and new genetic lines or populations developed by LICENSEE through further selection within the LINE, as distinguished from crossing followed by selection.

1.02	“INTELLECTUAL PROPERTY RIGHTS” shall mean all rights in any patent, plant variety protection certification, plant breeders’ rights, or any applications thereof, or any other intellectual property protection, covering the LINE, HYBRIDS or NEW PARENTAL LINES, that may be filed or exist in any jurisdiction in the world, with the exception of trademarks and service marks. A list of such INTELLECTUAL PROPERTY RIGHTS will be more specifically included in ANNEX I, which may be amended from time to time as provided in Article 6.05 and evidenced in writing.

1.03	“NEW PARENTAL LINES” shall mean new genetic lines or populations which are developed by breeding by LICENSEE and which has the LINE as a progenitor.

1.04	“HYBRID” shall mean a seed or plant that has resulted from genetic crossbreeding between two or more lines where those lines include (i) the LINE or (ii) one or more NEW PARENTAL LINES.

1.05	“EXISTING HYBRIDS” shall mean those HYBRIDS designated as ES 5200 and ES 5201, developed and owned by LICENSEE prior to the EFFECTIVE DATE, as contemplated under Article 8.D.(2) of the SRA.

1.06	“COMMERCIAL SEED” shall mean seed of HYBRIDS that is sold for purposes other than the production of propagating material.

1.07	“TRAIT FEE” shall mean any upfront or annual fee collected by LICENSEE or any AFFILIATED COMPANY in conjunction with NET SALES as an additional remuneration for the sale of COMMERCIAL SEED that has a particular valuable trait or characteristic.

1.08	“AGRILIFE GENETIC CONTRIBUTION” shall mean, for any specific HYBRID or NEW PARENTAL LINE: (a) the proportion of the nuclear genes of the HYBRID or the NEW PARENTAL LINE, as applicable, arisen from the LINE, based on DNA Marker Analysis as defined in the SRA; (b) a contribution to be determined on a case-by-case basis in each case where a specific valuable phenotype of that HYBRID or the NEW PARENTAL LINE, as applicable, is attributable to specific ALLELE(s) optioned or licensed to LICENSEE by SYSTEM; and (c) OTHER CONTRIBUTIONS from AGRILIFE.

1.09	“OTHER CONTRIBUTIONS” shall mean (i) intellectual and technical contributions to the development of the LINE or if from LICENSEE, to the development of the LINE, NEW PARENTAL LINES or HYBRIDS such as, without limitation, markers, gene-trait association knowledge or composition knowledge, that inform the breeding and selection process, or transgenic traits and (ii) financial contributions to the development of the LINE, or if from LICENSEE, to the development of the LINE, NEW PARENTAL LINES or HYBRIDS.
1.10	“EFFECTIVE DATE” shall mean the date this Agreement has been executed by the last Party.

1.11	“NET SALES” shall mean LICENSEE’s and AFFILIATED COMPANIES’ receipts for sales of COMMERCIAL SEED or for SERVICES requiring the use of the LINE, to a bona fide, arms length customer, less the sum of the following:
(a)	sales taxes, tariffs, duties and/or use taxes directly imposed with reference to particular sales;

(b)	outbound transportation prepaid or allowed, shipping, packaging, cost of insurance in transit paid by LICENSEE or an AFFILIATED COMPANY;

(c)	amounts allowed or credited on returns;

(d)	customary trade, quality or cash discounts;

(e)	cost of any coating materials or treatments that may have been applied to the COMMERCIAL SEED; and

(f)	other deductions which are appropriate to sales of the LICENSED PRODUCTS may be included by mutual agreement of the Parties, to be specified in Annex II to this Agreement.
No deductions shall be made for commissions paid to individuals whether independent sales agencies or regularly employed by LICENSEE. The value of sample size quantities of seed provided for demonstration, marketing or research purposes shall not be included in NET SALES. Where there is no identifiable sale price (except for samples as referred to in the previous sentence), or when COMMERCIAL SEED is sold to other than a bona fide, arms length customer of LICENSEE or an AFFILIATED COMPANY, LICENSEE or the AFFILIATED COMPANY shall be deemed to have received an amount of NET SALES calculated based on the final sale of the COMMERCIAL SEED to an independent third party. If no such current price is available, a hypothetical fair market value price will be determined by the Parties jointly in good faith for the purpose of calculating NET SALES. Further, TRAIT FEES, if any, net of any applicable deductions, shall be added to NET SALES if related to a trait contributed by SYSTEM. NET SALES shall not include sales of COMMERCIAL SEED by LICENSEE to any AFFILIATED COMPANY, by any AFFILIATED COMPANY to LICENSEE, or by any AFFILIATED COMPANY to any other AFFILIATED COMPANY, except if the entity to which the COMMERCIAL SEED is sold is the end user of such COMMERCIAL SEED.

1.12	“LICENSE INCOME” shall mean the amount actually received by either LICENSEE or any AFFILIATED COMPANY in consideration for the grant of sublicenses to sublicensees that are not AFFILIATED COMPANIES to the LINE or any HYBRID or NEW PARENTAL LINE to exploit the same and to produce and sell COMMERCIAL SEED, including up-front fees, lump sum payments and any running royalties on a product-by-product and jurisdiction-by-jurisdiction basis.

1.13	“AFFILIATED COMPANY” shall mean any company owned or controlled by, under common control with or controlling LICENSEE, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the directors.

1.14	“SERVICE” shall mean any transaction with a third party in which LICENSEE or an AFFILIATED COMPANY performs certain activities on behalf and at the request of a third party that would if not performed by LICENSEE or an AFFILIATED COMPANY require a license under SYSTEM’S INTELLECTUAL PROPERTY RIGHTS licensed hereunder, in exchange for payment, but excluding any research collaboration or sponsored research agreement.

1.15	“ALLELE” shall mean a particular form of one or more genes determinant for a valuable characteristic of a plant (e.g. drought tolerance, specific flowering time), discovered in the Program under the SRA by SYSTEM or by SYSTEM and LICENSEE jointly, such as Ma5/Ma6 conferring photoperiod sensitivity; provided that the particular form of such gene or genes is covered by a VALID CLAIM.

1.16	“BUSINESS YEAR” shall mean the twelve (12)-month period beginning September 1 and ending August 31 of the following calendar year (e.g. the 2010 BUSINESS YEAR runs from September 1, 2009 through August 31, 2010.). LICENSEE may request from time to time to amend the starting and ending dates defined as the BUSINESS YEAR as may be reasonable for the conduct of LICENSEE’s business. Such amendment must be mutually agreed to in writing by the Parties.

1.17	“VALID CLAIM” shall mean a claim of a patent application or patent owned or co-owned by SYSTEM, which claim has been maintained and has not expired and which has not been declared invalid or unenforceable by a competent court or authority in a final judgment against which no appeal to a court or authority having mandatory jurisdiction is possible or the term for any such appeal has expired without the appeal being filed.
ARTICLE II — LICENSE GRANT
2.01	Grant of Rights in LINE. Subject to the reservations in Article 2.03, SYSTEM grants to LICENSEE and its AFFILIATED COMPANIES an exclusive world-wide license and right, including a license under SYSTEM’s rights and interest in any INTELLECTUAL PROPERTY RIGHTS covering the LINE or HYBRIDS, other than the INTELLECTUAL PROPERTY RIGHTS referred to in Article 2.02 (i) to maintain and increase seed of the LINE; (ii) to develop NEW PARENTAL LINES; (iii) to develop HYBRIDS; and (iv) to produce and sell COMMERCIAL SEED, and to grant sublicenses of the same scope, including the right to sublicense use of NEW PARENTAL LINES, to the end of the term of this Agreement as prescribed in Article VIII.

2.02	Grant of INTELLECTUAL PROPERTY RIGHTS on Ma5/Ma6. SYSTEM grants to LICENSEE and its AFFILIATED COMPANIES a nonexclusive commercial license and right under SYSTEM’s INTELLECTUAL PROPERTY RIGHTS in U.S. provisional patent application serial #61/082,388 “Utilization of Sorghum Genes (Ma5/Ma6)”, in any corresponding patent application in any country of the world, and in any division, continuation, continuation in-part, re-examination, or extension of any of the foregoing, and in any patent which may result from any of the foregoing, only to the extent necessary to practice the grant provided in Article 2.01.
2.03	Reservation. SYSTEM reserves an irrevocable, worldwide, nonexclusive, royalty-free right to practice the grant made in Article 2.01 under (i), (ii) and (iii) for research, demonstration and educational purposes only, and not for commercial purposes or for the commercial benefit of third parties. Notwithstanding the above, SYSTEM reserves the right to use the LINE R07007 in the conduct of research sponsored by any third party subject to its compliance with the provisions of the SRA and the IPRA, including but not limited to the restrictions on Germplasm Improvement as defined in Article 8.A.(2) of the SRA, when exercising this right.

2.04	Government Reservation. Rights under this Agreement are subject to rights required to be granted to the Government of the United States of America pursuant to 35 USC Section 200-212, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States, if applicable, the patented LINE throughout the world.
ARTICLE III — CONSIDERATION
3.01	Up-front Fee. As consideration for the license granted in this Agreement, LICENSEE shall pay a single up-front fee of $[***].

3.02	Royalty Rate. In addition, LICENSEE shall pay SYSTEM a royalty on NET SALES of COMMERCIAL SEED of each HYBRID, which will be calculated in accordance with this Article 3.02.
a)	Base Rate. Where the COMMERCIAL SEED is of a HYBRID which is entirely composed of AGRILIFE GENETIC CONTRIBUTION, and no OTHER CONTRIBUTIONS from LICENSEE, the royalty rate shall be [***] percent ([***]%) of NET SALES if the HYBRID results solely from the LINE and another line licensed under the same terms and conditions regarding royalty payments from SYSTEM;

b)	If a HYBRID is not entirely composed of AGRILIFE GENETIC CONTRIBUTION, the royalty rate shall be calculated by taking the base rate specified in Article 3.02(a),

and reducing the applicable base rate in function of the dilution of the AGRILIFE GENETIC CONTRIBUTION in such HYBRID by:
–	OTHER CONTRIBUTIONS from LICENSEE; and

–	crossing of the LINE which is a progenitor of such HYBRID with other germplasm, including, but not limited to NEW PARENTAL LINES.
On the basis of the foregoing calculation, the royalty rate on NET SALES for the EXISTING HYBRIDS is [***] percent ([***]%).

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

c)	No royalties shall be due with respect to HYBRIDS that contain less than five percent (5%) AGRILIFE GENETIC CONTRIBUTION and contain no specific ALLELE(s).

d)	Where a HYBRID contains less than five percent (5%) AGRILIFE GENETIC CONTRIBUTION and contains at least one specific ALLELE, the royalty rate payable under this Article 3.02 on NET SALES of COMMERCIAL SEED of such HYBRID shall be the same as if the AGRILIFE GENETIC CONTRIBUTION was five percent (5%).
3.03	Minimum Annual Consideration. In order to maintain this exclusive license to the LINE, LICENSEE shall pay to SYSTEM minimum annual consideration as follows:
(a)	for the 2010 BUSINESS YEAR: $[***]; and

(b)	for the 2011 BUSINESS YEAR until the 2018 BUSINESS YEAR: $[***] per BUSINESS YEAR.
LICENSEE’S payment of royalties for a BUSINESS YEAR due under Articles 3.02 and 4.02, shall be credited against the minimum annual consideration due in respect of such BUSINESS YEAR pursuant to this Article 3.03. In the event that LICENSEE’s payment of royalties for a BUSINESS YEAR due under Articles 3.02 and 4.02 do not meet or exceed the required minimum annual consideration, as specified in this Article, LICENSEE’s royalty payment for the BUSINESS YEAR shall include payment of the balance needed to achieve the required minimum. In the event this Agreement expires or is terminated prior to the end of a BUSINESS YEAR, the corresponding minimum annual consideration provided for in this Article shall be prorated for that BUSINESS YEAR.

3.04	Intellectual Property Rights. The royalties and other payments due under Articles III and IV of this Agreement are in consideration of all INTELLECTUAL PROPERTY RIGHTS listed in ANNEX I. As additional consideration for the license granted in this Agreement, LICENSEE shall bear the reasonable expenses incurred in the filing, prosecution and maintenance of INTELLECTUAL PROPERTY RIGHTS on which an exclusive license is granted pursuant to Article 2.01, as further described in Article VI.

3.05	Royalty Duration. The license granted under this Agreement in respect of the LINE shall be deemed to be fully paid up, and no further amounts shall be due or payable by LICENSEE under this Agreement in respect of such LINE (including, without limitation, in respect of any HYBRID or NEW PARENTAL LINE), on a country-by-country basis, with effect from (a) the expiration of all registered or patented INTELLECTUAL PROPERTY RIGHTS solely or jointly owned by SYSTEM covering such LINE in such country, or (b) in countries where the LINE which is not covered by any registered or patented INTELLECTUAL PROPERTY RIGHTS solely or jointly owned by SYSTEM in such country, the expiration of all registered or patented INTELLECTUAL PROPERTY RIGHTS solely or jointly owned by SYSTEM covering such LINE in the United States of America.

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

ARTICLE IV — SUBLICENSES
4.01	Sublicenses. LICENSEE and its AFFILIATED COMPANIES may grant sublicenses to persons, firms or corporations under such conditions as it may arrange, as consistent with this Agreement, as long as each such sublicense is not repugnant to the public policies of SYSTEM, the State of Texas, or the United States.

4.02	Sublicensee Consideration. LICENSEE shall pay to SYSTEM a royalty on LICENSE INCOME as follows:
a)	Base Rate. Where the sublicense is for a HYBRID or a LINE which is entirely composed of AGRILIFE GENETIC CONTRIBUTION, and no OTHER CONTRIBUTIONS from LICENSEE, the royalty rate shall be [***] percent ([***]%) of LICENSE INCOME.

b)	If the sublicense is for a HYBRID or LINE that is not entirely composed of AGRILIFE GENETIC CONTRIBUTION, or for a NEW PARENTAL LINE, the royalty rate shall be calculated by taking:
(i)	the base rate specified in Article 4.02(a);

(ii)	and reducing the applicable base rate in function of the dilution of the AGRILIFE GENETIC CONTRIBUTION in such HYBRID, LINE or NEW PARENTAL LINE by:
–	OTHER CONTRIBUTIONS from LICENSEE, and

–	in the case of HYBRIDS, the crossing of the LINE which is a progenitor of such HYBRID with other germplasm, including, but not limited to, NEW PARENTAL LINES.
On the basis of the foregoing calculation, the royalty rate on LICENSE INCOME for the EXISTING HYBRIDS is [***] percent ([***]%).
4.03	Reporting. LICENSEE shall notify SYSTEM of the grant of sublicense to a third party and provide a redacted copy of the sublicense to SYSTEM. LICENSEE shall not redact any information unless it could be reasonably considered sensitive to LICENSEE’s business. Upon reasonable notice by SYSTEM, SYSTEM may through an attorney-at-law review an unredacted copy of the sublicense but shall not provide any redacted information to business persons within SYSTEM. LICENSEE shall also provide SYSTEM with the name, address and scope of each sublicense and a copy of each sublicensee’s report as is pertinent to calculation of amounts due SYSTEM under this Agreement.

4.04	Non-Cash Transactions. Where there is no identifiable LICENSE INCOME, a hypothetical fair market value price will be determined by the Parties jointly in good faith for the purpose of calculating LICENSE INCOME.

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

ARTICLE V — LICENSEE RESPONSIBILITIES
5.01	Diligence. LICENSEE will use commercially reasonable efforts to actively market the EXISTING HYBRIDS and will provide a non-binding marketing plan to SYSTEM reflecting its marketing efforts within ninety (90) days from the EFFECTIVE DATE. LICENSEE will provide annual updates of such marketing plan.

5.02	Failure to Maintain Diligence. Minimum diligence requirements for the LINE shall be satisfied by the payment of the minimum annual consideration amounts for the prescribed BUSINESS YEARS set forth in Article 3.03. If LICENSEE fails to pay to SYSTEM the prescribed minimum annual consideration within thirty (30) days after the receipt of a written notice from SYSTEM notifying LICENSEE of the payment failure, SYSTEM shall have the right to convert the license granted to LICENSEE with respect to each LINE to non-exclusive, by written notice to LICENSEE.

5.03	Legal Compliance. LICENSEE must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted to it by SYSTEM under this Agreement.

5.04	No Royalties for Sales to U.S. Government. In accordance with 35 USC Section 200-212, LICENSEE has no duty to pay SYSTEM royalties under this Agreement on NET SALES made to the United States Government, including any United States Government agency. LICENSEE shall reduce the amount charged for COMMERCIAL SEED covered by patent applications or patents licensed under this Agreement sold to the United States Government by an amount equal to the royalty otherwise due SYSTEM.

5.05	U.S. Manufacture. In accordance with 35 USC Section 200-212, COMMERCIAL SEED covered by patent applications or patents licensed under this Agreement shall be manufactured substantially in the United States of America.
ARTICLE VI — INTELLECTUAL PROPERTY
6.01	Filing. LICENSEE will have the right to prepare and file, in consultation with SYSTEM, any and all applications for patents, plant variety rights or other forms of intellectual property protection or variety registration, in any jurisdiction throughout the world, for HYBRIDS, the LINE and NEW PARENTAL LINES, whether solely or jointly owned by SYSTEM. At the request of LICENSEE, SYSTEM will cooperate fully with LICENSEE by providing information and executing documents necessary for LICENSEE to conduct the activities concerning the filings, prosecution and other proceedings anticipated under this paragraph. Applications for patents or plant variety rights on each particular HYBRID or the LINE shall be filed in the name of SYSTEM (AGRILIFE) if owned by SYSTEM pursuant to the SRA, in the name of LICENSEE (CERES) if owned by LICENSEE pursuant to the SRA and in the joint names of SYSTEM (AGRILIFE) and LICENSEE (CERES) if jointly owned pursuant to the SRA. Applications for patents or plant variety rights on NEW PARENTAL LINES shall be filed in the name of LICENSEE (CERES). For the avoidance of doubt, LICENSEE acknowledges that applications filed under this Article 6.01 that are solely in the name of LICENSEE shall not affect LICENSEE’s obligations to SYSTEM, including but not limited to LICENSEE’s obligations under Article III with respect to the LINE, HYBRIDS, and NEW PARENTAL LINES claimed in such applications.

6.02	Abandoning IP Applications. The following rules shall apply with respect to applications for intellectual property protection on SYSTEM owned or jointly owned LINES or HYBRIDS. If the Party controlling prosecution intends to abandon any patent plant variety rights, pending or granted in any jurisdiction, that Party shall first give sufficient written notice to the other Party to permit the other Party the opportunity to assume such filing, examination and/or maintenance.

6.03	Jurisdiction. The obligations of this Article 6.03 shall not apply to any jurisdictions in which the prosecuting Party has elected not to apply for intellectual property protection. LICENSEE and SYSTEM shall avoid carrying out any act that would prejudice the grant of INTELLECTUAL PROPERTY RIGHTS. Without limitation, neither Party shall make available reproductive material of the HYBRIDS or LINE at a date or in a manner that might jeopardize the right to seek INTELLECTUAL PROPERTY RIGHTS protection for the HYBRIDS or LINE.

6.04	Information. The provisions of this Article shall apply with respect to applications for intellectual property protection on SYSTEM owned or jointly owned LINE or HYBRIDS. LICENSEE shall keep SYSTEM promptly and fully informed of the course of patent and plant variety rights prosecution or other proceedings. LICENSEE shall provide to SYSTEM the opportunity to provide input to the development of the patent and plant variety rights application(s) and any official proceedings thereafter. LICENSEE shall disclose to SYSTEM the complete texts of all patent and plant variety rights applications filed by LICENSEE under INTELLECTUAL PROPERTY RIGHTS as well as all information received concerning office actions, the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any other official proceeding involving INTELLECTUAL PROPERTY RIGHTS. If LICENSEE fails to reasonably incorporate the input of SYSTEM, or fails to keep SYSTEM informed, LICENSEE, upon the request of SYSTEM, must transfer prosecution of the application(s) to SYSTEM. Nothing in this Article 6.04 affects LICENSEE’s obligations under Article 3.04 of this Agreement.

6.05	List of INTELLECTUAL PROPERTY RIGHTS. The list of INTELLECTUAL PROPERTY RIGHTS existing as of the EFFECTIVE DATE is included in ANNEX I. When either Party files for or obtains additional INTELLECTUAL PROPERTY RIGHTS, such Party will provide to the other Party an updated version of ANNEX I, including a list of such additional INTELLECTUAL PROPERTY RIGHTS and such updated version of ANNEX I will be substituted for the then existing version.
ARTICLE VII — PAYMENTS AND REPORTS
7.01	When Payments are Due. Unless otherwise specified, payments shall be made annually. Payments shall be made to The Texas A&M University System, in College Station, Texas, not later than sixty (60) days after the last day of the BUSINESS YEAR in which they accrue.

7.02	Royalty Reports. LICENSEE shall provide a sales report to SYSTEM each BUSINESS YEAR, providing information sufficient to allow SYSTEM to calculate amounts due to SYSTEM for the reporting period, in the form attached hereto as ANNEX II.

7.03	Currency. Payment due to SYSTEM shall be paid in U.S. dollars. Royalty payments requiring conversion shall use the exchange rate as reported in The Wall Street Journal on the last business day of the royalty reporting period.

7.04	Inspection of Books and Records. At its own expense, SYSTEM may annually inspect LICENSEE’s books and records as needed to determine royalties payable. LICENSEE shall maintain such books and records for at least three (3) BUSINESS YEARS following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, and SYSTEM will provide LICENSEE prior notice two (2) weeks before making such inspections. SYSTEM must employ an independent Certified Public Accountant reasonably acceptable to LICENSEE for this purpose, who will only report to SYSTEM such information as necessary, to determine royalties payable to SYSTEM and LICENSEE’s compliance with any related obligations to SYSTEM. If SYSTEM’s audit identifies a shortage of five percent (5%) or more of amounts due to SYSTEM, then LICENSEE shall pay the costs of SYSTEM’s audit. LICENSEE shall pay all amounts due as a consequence of such audit to SYSTEM promptly, with interest.

7.05	Interest Charges. Overdue payments may, at the sole discretion of SYSTEM, be subject to a daily charge commencing on the 31st day after such payment is due, compounded monthly, at the rate of either one and one-half percent (1.5%) per month or the highest legal interest rate, whichever is lower. The payment of such interest will not foreclose SYSTEM from exercising any other rights it may have as a consequence of the lateness of any payment.
ARTICLE VIII — TERM AND TERMINATION
8.01	Expiration. Subject to any other rights of termination under this Article VIII, this Agreement shall remain in full force and effect on a country-by-country basis until all registered or patented INTELLECTUAL PROPERTY RIGHTS solely or jointly owned by SYSTEM and covering such LINES in such country have expired. However, it is anticipated that this Agreement will be terminated earlier if and when the Parties enter into the “portfolio license agreement” referred to in the WHEREAS clauses hereof, which “portfolio license agreement” is intended to cover the LINE and EXISTING HYBRIDS and to replace and supersede this Agreement. Pending or in the absence of such “portfolio license agreement”, this Agreement remains in full force and effect until it expires or is terminated pursuant to this Article 8.

8.02	Termination by Licensee. LICENSEE may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03	Termination by System. If LICENSEE materially breaches this Agreement, SYSTEM may give LICENSEE written notice of the breach. LICENSEE shall have a period of sixty (60) days from receipt of the notice to cure the breach. If LICENSEE does not cure the breach within this period, SYSTEM may terminate this Agreement in writing without further notice.

8.04	Matters Surviving Termination. All accrued obligations and claims, including reimbursement of patent expenses, license fee obligations, royalty obligations, minimum annual consideration obligations, interest charge obligations, and all other financial obligations, and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement. Obligations of confidentiality shall survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.
ARTICLE IX — INDEMNIFICATION AND REPRESENTATION
9.01	Indemnification. LICENSEE SHALL AT ALL TIMES DURING THE TERM OF THIS AGREEMENT AND THEREAFTER INDEMNIFY, DEFEND, AND HOLD HARMLESS SYSTEM, ITS REGENTS, OFFICERS, AND EMPLOYEES AGAINST ANY CLAIM, PROCEEDING, DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS’ FEES) WHICH RELATES TO INJURY TO PERSONS OR TO PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, AND LIABILITY OF ANY KIND WHATSOEVER RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF COMMERCIAL SEED OR ARISING FROM ANY OBLIGATION OF LICENSEE OR SUBLICENSEE(S) UNDER THIS AGREEMENT AND NOT CAUSED BY BREACH OF THIS AGREEMENT BY SYSTEM (HEREINAFTER JOINTLY REFERRED TO AS “CLAIMS”), PROVIDED THAT SYSTEM SHALL PROMPTLY PROVIDE WRITTEN NOTICE OF ANY CLAIM TO LICENSEE, AND THAT, SUBJECT TO THE APPROVAL OF THE ATTORNEY GENERAL FO THE STATE OF TEXAS, LICENSEE SHALL HAVE THE RIGHT TO CONDUCT THE DEFENSE OF ANY CLAIM, AND THAT SYSTEM SHALL COOPERATE WITH LICENSEE AS LICENSEE MAY REQUEST IN ANY SUCH DEFENSE, AT LICENSEE’S REQUEST AND EXPENSE.

9.02	Representation. SYSTEM represents that it has the full right and power to grant the license set forth in Article 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE’S ACTIVITIES UNDER THIS AGREEMENT.
ARTICLE X — NOTICES
10.01	Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., FedEx, UPS, etc.) when such carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

If to SYSTEM:
Vice Chancellor
Office of Technology Commercialization
3369 TAMU
College Station, Texas, USA 77843-3369

If to LICENSEE for Legal Matters:	for Financial Matters:
VP of Commercial Development	VP of Commercial Development
cc: Legal Department	cc: Chief Financial Officer
Ceres, Inc.	Ceres, Inc.
1535 Rancho Conejo Blvd.	1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320	Thousand Oaks, CA 91320
ARTICLE XI — MISCELLANEOUS PROVISIONS
11.01	Notice of Infringement. SYSTEM and LICENSEE shall promptly notify one another in writing of any alleged infringement of any INTELLECTUAL PROPERTY RIGHTS. Within thirty (30) days after receipt of such notice, SYSTEM and LICENSEE shall formulate a strategy for resolving the alleged infringement. LICENSEE acknowledges that SYSTEM’s involvement, participation, and representation in any litigation requires the prior written consent of SYSTEM and the Attorney General of the State of Texas, and subject to the granting of that consent, SYSTEM may be joined as a party in any action brought by LICENSEE, so long as LICENSEE shall pay all of SYSTEM’s reasonable costs and expenses. LICENSEE will have the right, at its own discretion and expense, to take any action to enforce and to initiate and prosecute suits for infringement of INTELLECTUAL PROPERTY RIGHTS covering the LINE, HYBRIDS and/or NEW PARENTAL LINES. LICENSEE and SYSTEM will consult with each other upon a course of action and enforcement strategy. LICENSEE will be responsible for the conduct of any such enforcement action, and SYSTEM will reasonably cooperate with LICENSEE to effect the enforcement action, and if appropriate, determine a settlement position. LICENSEE shall be responsible for retaining counsel but will consult with SYSTEM and retain counsel reasonably acceptable to SYSTEM. For purposes of settlement, LICENSEE shall be the contact with the Parties’ counsel as well as the opposing Party(ies) and shall have the right to enter into settlements. LICENSEE shall keep SYSTEM advised as to all developments with respect to the enforcement action and settlement discussions, which includes supplying to SYSTEM copies of all papers received and filed in sufficient time for SYSTEM to comment thereon. SYSTEM may attend any and all meetings with the Parties’ counsel and the opposing side for settlement purposes. If necessary, and subject to the consent of the Attorney General of the State of Texas, SYSTEM agrees to enter into a joint defense agreement. Any damages received by LICENSEE as a result of an enforcement action of rights to jointly owned INTELLECTUAL PROPERTY RIGHTS, after deduction of all enforcement related costs incurred by LICENSEE, shall be considered as NET SALES or LICENSE INCOME, as appropriate, for the purpose of remuneration payments to SYSTEM.

11.02	Export Controls. It is understood that SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain countries without prior approval of such agency. SYSTEM neither represents that a license shall not be required nor that, if required, it shall be issued.
11.03	Non-Use of Names. LICENSEE shall not use the names of The Texas A&M University System, nor of any of its employees or components, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent obtained from SYSTEM in each case, except that LICENSEE may state that it is licensed by SYSTEM under INTELLECTUAL PROPERTY RIGHTS.

11.04	Trademarks. LICENSEE may select, own and use its own trademark on COMMERCIAL SEED and in connection with SERVICES. However, nothing herein shall be construed as granting to LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Conversely, SYSTEM shall have no rights to trade names, trademarks, or service marks owned by LICENSEE.

11.05	Assignment of this Agreement. This Agreement binds and enures to the benefit of the Parties, their successor or assigns, but may not be assigned by either Party without the prior written consent of the other Party; provided however, LICENSEE shall have the right to assign its rights and obligations under this Agreement to any AFFILIATED COMPANY without such prior consent, but with written notice to SYSTEM. LICENSEE shall also have the right to assign its rights and obligations under this Agreement to a third party in conjunction with the transfer to such third party of substantially all of the assets of LICENSEE associated with performance under this Agreement without such prior consent.

11.06	Force Majeure. Other than an obligation for the payment of money, SYSTEM, upon receipt of documentation from LICENSEE which it deems appropriate, shall excuse any breach of this Agreement, which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

11.07	Entire Agreement. Other than the SRA and the IPRA, and any license agreement executed pursuant to Article 1.A.(1) of the IPRA, this Agreement contains the entire understanding of the Parties with respect to INTELLECTUAL PROPERTY RIGHTS, and supersedes all other written and oral agreements between the Parties with respect to INTELLECTUAL PROPERTY RIGHTS. It may be modified only by a written amendment or agreement signed by the Parties, except as provided in Article 6.05.

11.08	Governing Law. The validity, interpretation, and enforcement of this Agreement shall be governed and determined by the laws of the State of Texas, excluding the conflict of laws rules which might require the application of the laws of another jurisdiction.

11.9	Disputes.
A. The Parties shall make every possible attempt to resolve in an amicable manner all disputes between the Parties concerning the interpretation of this Agreement.
B. The Parties must use the dispute resolution process provided in Chapter 2260, Texas Government Code, and the related rules adopted by the Texas Attorney General to attempt to resolve any claim for breach of contract made by LICENSEE that cannot be resolved in the ordinary course of business. LICENSEE must submit written notice of a claim of breach of contract under this Chapter to B.J. Crain, Associate Vice Chancellor, who will examine LICENSEE’s claim and any counterclaim and negotiate with LICENSEE in an effort to resolve the claim.
11.10	Headings. Headings appear solely for convenience of reference. Such headings are not part of, and shall not be used to construe, this Agreement.

11.11	No Waiver; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement and no waiver shall be effective unless made in writing. This Agreement, to the greatest extent possible, shall be construed so as to give validity to all of the provisions hereof. If any provision of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term of this Agreement, the remainder of this Agreement will not be affected or impaired thereby and will continue to be construed to the maximum extent permitted by law. In lieu of each provision which is invalid, illegal or unenforceable, there will be substituted or added as part of this Agreement by mutual written agreement of the Parties, a provision which will be as similar as possible, in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but will be valid, legal and enforceable.

11.12	Damages. Neither Party shall be liable for indirect, special, remote, incidental or consequential damages or loss of profit in connection with this Agreement or its implementation.
ARTICLE XII — CONFIDENTIALITY
12.01	As used in this Agreement, the term “Confidential Information” shall mean all non-public-information received by one Party from the other in the framework of this Agreement. Confidential Information may include, but is not limited to, information concerning the disclosing Party’s operations, research, processes, techniques, data, sales, marketing, promotion and other activities. Any reports provided by LICENSEE to SYSTEM pursuant to this Agreement are Confidential Information.

12.02	From receipt to five (5) years after the disclosure of the relevant Confidential Information, the receiving Party shall not use, except as is expressly allowed by this Agreement, and/or disclose any Confidential Information to any third party without the prior written consent of the disclosing Party. Confidential Information shall only be made accessible to each Party’s employees and/or agents on a need-to-know basis.

12.03	The receiving Party shall have no obligations of confidentiality for information that: can be established through written evidence to be in the possession of the receiving Party prior to the disclosure by the disclosing Party; is or becomes public knowledge through no fault of the receiving Party; is acquired from others not under an obligation of confidentiality to the disclosing Party; and/or was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development. In addition, LICENSEE shall have the right to use and disclose SYSTEM Confidential Information (a) as required to file for

INTELLECTUAL PROPERTY RIGHTS, (b) as required to exercise its commercialization rights granted in or on the basis of this Agreement and for related marketing activities, (c) as required by laws, rules or regulations or court orders such as, without limitation, SEC or IRS regulations, or (d) in LICENSEE’S reasonable judgment, to (potential) investors and business partners. Further, SYSTEM shall have the right to use and disclose LICENSEE Confidential Information if any such information is ordered produced or disclosed by a court or administrative body of competent jurisdiction or otherwise required by law, or required to be disclosed by the Attorney General of The State of Texas, but only to the extent of such required production or disclosure. To the extent reasonably possible SYSTEM will give prior written notice of such required production or disclosure to LICENSEE and if so requested by LICENSEE, use reasonable efforts to obtain confidential treatment of the information disclosed to the maximum extent possible.
     The Parties have caused this Agreement to become effective as of the date last executed below.

CERES, INC.		THE TEXAS A&M UNIVERSITY SYSTEM

/s/ Anna Rath		/s/ Peter Schuerman, for Guy Diedrich

By:	Anna Rath	Guy K. Diedrich
Title:	Vice President of Commercial Development	Vice Chancellor for Federal Relations and Commercialization
Date:	10/9/09	Date: 10/16/2009

/s/ Jeff Gwyn

By:	Jeff Gwyn
Title:	Vice President of Plant Breeding and Genomics
Date:	10/9/09

ANNEX I
to the LINE LICENSE AGREEMENT
between Ceres, Inc. and The Texas A&M University System
INTELLECTUAL PROPERTY RIGHTS
o	Provisional patent application serial #61/082,388 “Utilization of Sorghum Genes (Ma5/Ma6)”
[Any other relevant INTELLECTUAL PROPERTY RIGHTS to be added.]

ANNEX II
to the LINE LICENSE AGREEMENT
between Ceres, Inc. and The Texas A&M University System
Royalty Report
Date of report: [X]
BUSINESS YEAR of report: [X]
HYBRID: ES 5200
LINE(s): R.07007
Royalty Calculation

				AGRILIFE
			OTHER	GENETIC	Royalty
	Base Rate		CONTRIBUTIONS*	CONTRIBUTION	Rate
NET SALES	[***]	%	0%	50%	[***]	%
LICENSE INCOME	[***]	%	0%	50%	[***]	%

*OTHER CONTRIBUTIONS
Name of Contribution	Deduction %
None	None
Total revenue: [$X]
Additional deductions for NET SALES from Article 1.12(f): None
NET SALES for BUSINESS YEAR: [$X]
Royalties due on NET SALES: [$X]
LICENSE INCOME for BUSINESS YEAR: [$X]
Royalties due on LICENSE INCOME: [$X]
HYBRID: ES 5201
LINE(s): R.07007
Royalty Calculation

				AGRILIFE
			OTHER	GENETIC	Royalty
	Base Rate		CONTRIBUTIONS*	CONTRIBUTION	Rate
Net Sales	[***]	%	0%	50%	[***]	%
License Income	[***]	%	0%	50%	[***]	%

*OTHER CONTRIBUTIONS
Name of Contribution	Deduction %
None	None
Total revenue: [$X]

Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission

Additional deductions for NET SALES from Article 1.12(f): None
NET SALES for BUSINESS YEAR: [$X]
Royalties due on NET SALES: [$X]
LICENSE INCOME for BUSINESS YEAR: [$X]
Royalties due on LICENSE INCOME: [$X]
[If other HYBRIDS are developed, this format will be used.]